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                                                                    Exhibit 99.2



                                                        Contact: Brian K. Miller
                                                        Vice President - Finance
                                                        Tyler Technologies, Inc.
                                                                  (214) 547-4020
                                                   bmiller@tylertechnologies.com

                                                           FOR IMMEDIATE RELEASE


            TYLER TECHNOLOGIES REPURCHASES 1,100,000 SHARES OF STOCK

DALLAS, TEXAS, AUGUST 19, 2002 - Tyler Technologies, Inc. (NYSE: TYL) announced today that it consummated a repurchase of 1,100,000 shares of its common stock for an aggregate cash purchase price of $4,000,000 pursuant to an earlier executed agreement with William D. Oates, a former director. The 1,100,000 shares of Tyler common stock are no longer considered outstanding.

"The repurchase of these shares at this time represents an excellent use of our cash given our strong balance sheet and continuing positive cash flow from operations," stated John M. Yeaman, Tyler's President and Chief Executive Officer. "Our outlook remains bright and this repurchase confirms that belief."

Under the terms of the agreement, Tyler also has the sole option to assign to eiStream, LLC, an affiliate of Mr. Oates, its rights and obligations under a Data License and Update Agreement in exchange for an additional 400,000 shares of Tyler common stock. The Data License and Update Agreement grants an affiliate of Tyler the right to receive updates of certain recorded real property information for an annual fee, subject to certain restrictions on the use of such information. The past operating results of Tyler's property records business are included in Tyler's discontinued operations. If Tyler exercises the option, an additional 400,000 shares of Tyler Common Stock will be deemed no longer outstanding.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to the needs of citizens, and more efficient. Tyler's client base includes nearly 6,000 local government offices in 49 states, Canada, and Puerto Rico. More information about Tyler Technologies can be found at http://www.tylertechnologies.com/.


Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


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